410 N. Michigan Ave. Chicago, Illinois 60611, U.S.A

News Announcement
For Immediate Release

Exhibit 99.1
Oil-Dri Announces Results for the Third Quarter and Record Sales
for the First Nine-Months of Fiscal 2022

CHICAGO- (June 7, 2022) - Oil-Dri Corporation of America (NYSE: ODC), producer and marketer of sorbent mineral products, today announced results for its third quarter and first nine-months of fiscal year 2022.

	Third Quarter			Year to Date
(in thousands, except per share amounts)	Ended April 30,			Ended April 30,
	2022	2021	Change	2022	2021	Change
Consolidated Results
Net Sales	$85,761	$76,255	12%	$255,431	$226,852	13%
Net (Loss) Income Attributable to Oil-Dri	($2,109)	$2,227	(195)%	$478	$10,510	(95)%
(Loss) Earnings per Common Diluted Share	($0.32)	$0.32	(200)%	$0.06	$1.49	(96)%
Business to Business
Net Sales	$31,375	$26,293	19%	$92,928	$80,098	16%
Segment Operating Income*	$5,716	$6,421	(11)%	$20,052	$20,816	(4)%
Retail and Wholesale
Net Sales	$54,386	$49,962	9%	$162,503	$146,754	11%
Segment Operating (Loss) Income*	($3,113)	$1,855	(268)%	($2,113)	$8,483	(125)%
Segment Operating Income Excluding Goodwill Impairment*†	$2,531	$1,855	36%	$3,531	$8,483	(58)%

* Segment operating income for three months and nine months ended April 30, 2021 have been adjusted for an immaterial correction of an error. See Note 1 of the unaudited Notes to the Condensed Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the nine months ended April 30, 2022.
† Please refer to Reconciliation of Non-GAAP Financial Measures below for a reconciliation of Non-GAAP items to the comparable GAAP measures.

Daniel S. Jaffee, President and Chief Executive Officer, stated. “Despite the volatile macroeconomic environment, I am encouraged by our increased consolidated net sales for the third quarter over the prior year and the gradual recovery of compressed margins. We have also achieved record consolidated net sales for the first nine-months of fiscal 2022. With several rounds of price increases behind us and more planned for the fourth quarter, we are on our way to enhanced profitability. For the first time since last fiscal year, I am pleased to report that we have achieved an increase in quarterly gross profit over the prior year. However, the impact of a one-time non-cash goodwill impairment charge resulted in an operating loss. Had this not occurred, we would have experienced an operating gain. As we continue into the last quarter of our fiscal year, we remain dedicated to further optimizing profitability and strengthening our manufacturing operations to support the growth we anticipate in our future.”

Consolidated Results
Consolidated net sales reached $86 million for the third quarter of fiscal 2022, a 12% increase over the same period last year. All of our principal products achieved revenue growth, primarily driven by price increases and, to a lesser extent, by higher volume. Sales from cat litter, fluids purification and industrial & sports products fueled a significant portion of the growth. Third quarter consolidated gross profit increased by approximately $664,000 or 4%, with margins of 18.2% in fiscal 2022 compared to 19.6% in fiscal 2021. This marks the second consecutive quarter of margin improvement within the current fiscal year, demonstrating that our pricing actions are catching up with inflationary cost pressures. Domestic cost of goods sold per ton increased 11% compared to the prior year as a result of challenges including inflation, supply chain disruptions and logistics delays.

In the third quarter of fiscal 2022, consolidated operating loss was approximately $4.0 million compared to operating income of $1.9 million in fiscal 2021. The loss was due to a one-time non-cash goodwill impairment charge of $5.6 million for the Retail & Wholesale (“R&W”) Products Group. It was determined that the carrying value had exceeded its fair value due to the adverse impacts of rising costs on our gross margins. There was no recorded impairment loss for the Business to Business (“B2B”) Products Group. Excluding this goodwill impairment charge, consolidated operating income for the third quarter of fiscal 2022 was $1.6 million. Consolidated selling, general and administrative (“SGA”) expenses increased by 8% in the third quarter versus the prior year. A reduction in advertising spending was offset by higher expenditures on compliance penalties caused by supply chain disruptions and other costs to support the business.

The company experienced an income tax benefit of $1.7 million in the third quarter of fiscal year 2022 compared to a $24,000 benefit in the same period last year. This increased benefit was driven primarily by the tax impact of the aforementioned goodwill impairment. Consolidated net loss attributed to Oil-Dri was $2.1 million in the third quarter of fiscal 2022 compared to net income of $2.2 million in the same period of fiscal 2021.

Cash and cash equivalents decreased to $23 million at the end of the third quarter of fiscal 2022 as compared to $30 million at the end of same period last year. The Company purchased 151,913 shares of Oil-Dri’s Common Stock with a total value of approximately $4.3 million in the third quarter of fiscal 2022.

Product Group Review
The Business to Business Products Group’s third quarter of fiscal 2022 revenues reached $31 million, a 19% gain over the prior year. All principal products within the B2B Products Group demonstrated topline growth. Sales of fluids purification and agricultural products drove the majority of the increase, followed by revenue gains from our animal health and co-packaged coarse cat litter businesses. Fluids purification product sales were $14 million, a 16% increase over the prior year. This growth was primarily driven by higher sales to North America as a result of increased pricing and elevated demand of our products. Expanded distribution to both new and existing customers contributed to higher bleaching clay revenues, while a return to air travel has boosted customers’ need for our jet fuel purification products. Third quarter sales of agricultural products reached an all-time high of approximately $8 million which reflects a 20% increase over the same period last year. Higher prices contributed to the majority of this revenue improvement, and to a lesser extent, volume increases. Our animal health business showed strong growth both domestically and internationally as demonstrated by third quarter sales of $5 million, a 23% increase over the same period last year. This success is a direct result of our strategic focus and increased SG&A efforts to grow this area of our business. Revenue increases were primarily concentrated in North America due to expanded customer distribution and a new product line. Third quarter sales to China rose 40% over the prior year despite COVID-19 restrictions and quarantine requirements imposed within the country. Sales to Latin America also increased but were offset by revenue declines in Mexico and Asia. Our co-packaging coarse cat litter business experienced net sales of $4 million, an increase of 25% in the third quarter compared to the prior year. This topline growth was primarily driven by higher pricing and, to some extent, an increase in volume.

Operating income for the B2B Products Group was $5.7 million in the third quarter of fiscal 2022 compared to $6.4 million in fiscal 2021, reflecting an 11% decrease. Higher sales were offset by inflation on cost of goods sold and a 34% increase in SG&A expenses over last year. These elevated SG&A costs primarily relate to growing our animal health business.

The Retail and Wholesale Products Group’s third quarter revenues reached $54 million, or a 9% gain over the prior year. Leading drivers of this growth were an 8% increase in global cat litter sales and an 11% increase in global industrial and sports products revenues. Pricing actions, expanded distribution and organic volume increases contributed to the revenue enhancement. Both our scoopable and coarse cat litter products demonstrated growth in the third quarter resulting in a 7% improvement in domestic cat litter revenues. Sales from our combined domestic branded and private label lightweight litter items rose 13% in the third quarter of fiscal 2022 compared to the prior year. Once again, we exceeded the lightweight litter sub-category sales growth of 9% for the 12-week period ended April 23, 2022, according to third-party research data for retail sales2. Topline growth of 16% from our domestic industrial and sports business was also achieved in the third quarter of fiscal 2022 over the prior year. Sales within this area of our business reached an all-time record high, mainly due to increased prices in response to rising costs, and to a lesser degree, from higher demand.

Operating loss for the R&W Products Group was $3.1 million in the third quarter of fiscal year 2022 compared to operating income of $1.9 million in fiscal year 2021. This loss is due to the aforementioned $5.6 million goodwill impairment. Excluding this one-

time non-cash charge, third quarter of fiscal 2022 operating income for the R&W Group was $2.5 million, a 36% increase over the prior year. Revenue gains and reduced SG&A expenses were partially offset by significant inflation on cost of goods. SG&A expenses for the third quarter of fiscal year 2022 declined by 7% from last year.

The Company will host its third quarter of fiscal 2022 earnings discussion via webcast on June 8, 2022 at 9:00 a.m. Central Time. Participation details are available on the company’s website’s Events page.

Non-GAAP Financial Information
In addition to the results reported in accordance with accounting principles generally accepted in the United States (GAAP) included throughout this press release, the Company has provided information regarding “Segment Operating Income Excluding Goodwill Impairment,” a non-GAAP financial measure. This financial measure excludes a one-time non-cash goodwill impairment charge in the third quarter of fiscal year 2022. This non-GAAP financial measure is intended to serve as a supplement to the results provided in accordance with GAAP. Management believes that such information provides an additional measurement and consistent historical comparison of the Company’s performance and further believes that this non-GAAP financial measure is useful to both management and investors in their analysis of the Company’s financial position and results of operations by excluding a one-time impairment charge that is not indicative of the Company’s operating performance or that may obscure trends useful in evaluating the Company’s continuing operating activities. The non-GAAP financial measure, as determined and presented by the Company, may not be comparable to related or similarly titled measures reported by other companies. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures is available in this news release.

###

1See Note 5 of the unaudited Notes to the Condensed Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the nine months ended April 30, 2022.

2Based in part on data reported by NielsenIQ through its Scantrack Service for the Cat Litter Category in the 12-week period ended April 23, 2022, for the U.S. xAOC+Pet Supers market. Copyright © 2022 Nielsen.

Oil-Dri Corporation of America is a leading manufacturer and supplier of specialty sorbent products for the pet care, animal health and nutrition, fluids purification, agricultural ingredients, sports field, industrial and automotive markets. Oil-Dri is vertically integrated which enables the company to efficiently oversee every step of the process from research and development to supply chain to marketing and sales. With 80 years of experience, the company continues to fulfill its mission to Create Value from Sorbent Minerals.

“Oil-Dri” is a registered trademark of Oil-Dri Corporation of America.

Certain statements in this press release may contain forward-looking statements that are based on our current expectations, estimates, forecasts and projections about our future performance, our business, our beliefs, and our management’s assumptions. In addition, we, or others on our behalf, may make forward-looking statements in other press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls, and conference calls. Words such as “expect,” “outlook,” “forecast,” “would,” “could,” “should,” “project,” “intend,” “plan,” “continue,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “assume,” “potential,” and variations of such words and similar expressions are intended to identify such forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Such statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially including, but not limited to, the dependence of our future growth and financial performance on successful new product introductions, intense competition in our markets, volatility of our quarterly results, risks associated with acquisitions, our dependence on a limited number of customers for a large portion of our net sales and other risks, price fluctuations and pressures, increases in costs, disruptions to our and our counterparties’ businesses and operations and other uncertainties and assumptions that are described in Item 1A (Risk Factors) of our Quarterly Report on Form 10-Q for the quarter ended April 30, 2022 and our most recent Annual Report on Form 10-K and other reports we file with the Securities and Exchange Commission. Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, intended, expected, believed, estimated, projected, planned or otherwise expressed in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except to the extent required by law, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.

Category: Earnings

Contact:
Leslie A. Garber
Manager of Investor Relations
Oil-Dri Corporation of America
InvestorRelations@oildri.com
(312) 321-1515

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)	Third Quarter Ended April 30,
	2022	% of Sales	2021	% of Sales
Net Sales	$85,761	100.0%	$76,255	100.0%
Cost of Sales (1)	(70,131)	(81.8)%	(61,289)	(80.4)%
Gross Profit	15,630	18.2%	14,966	19.6%
Selling, General and Administrative Expenses (1)	(14,013)	(16.3)%	(13,035)	(17.1)%
Loss on Impairment of Goodwill	(5,644)	(6.6)%	—	—%
Operating (Loss) Income	(4,027)	(4.7)%	1,931	2.5%
Interest Expense	(378)	(0.4)%	(186)	(0.2)%
Other Income, Net	553	0.6%	417	0.5%
(Loss) Income Before Income Taxes	(3,852)	(4.5)%	2,162	2.8%
Income Tax Benefit	1,719	2.0%	24	—%
Net (Loss) Income	(2,133)	(2.5)%	2,186	2.9%
Net Loss Attributable to Noncontrolling Interest	(24)	—%	(41)	(0.1)%
Net (Loss) Income Attributable to Oil-Dri	$(2,109)	(2.5)%	$2,227	2.9%

Net (Loss) Income Per Share: Basic Common	$(0.32)		$0.32
Basic Class B Common	$(0.24)		$0.24
Diluted Common	$(0.32)		$0.32
Diluted Class B Common	$(0.24)		$0.24
Avg Shares Outstanding: Basic Common	4,932		5,133
Basic Class B Common	1,939		1,925
Diluted Common (2)	4,932		5,242
Diluted Class B Common (2)	1,939		1,965

(1) Subsequent to the issuance of our Annual Report on Form 10-K for the fiscal year ended July 31, 2020, we identified an immaterial error in our historical financial statements related to the classification of certain costs as selling, general and administrative expenses as it relates to the production of our inventory and should be classified as cost of sales. These costs generally relate to our annual discretionary bonus and 401(k) employer match for our manufacturing employees, employee salaries for individuals in our support functions that spend a portion of their time related to our manufacturing operations such as IT, and other costs mostly related to consultants and outside services. Since the error was not material to any prior period interim or annual financial statements, we have adjusted for these errors by revising our historical consolidated financial statements. See Note 1 of the unaudited Notes to the Condensed Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the three months ended April 30, 2022 for further information about amounts included in this line item for the periods presented.

(2) The effect of Basic Common and Basic Class B Common potential common stock equivalents related to non-vested restricted stock of 101 and 19, respectively, were excluded from the computation of average diluted shares outstanding for the three months ended April 30, 2022 as inclusion would have been anti-dilutive.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)
	Nine Months Ended April 30,
	2022	% of Sales	2021	% of Sales
Net Sales	$255,431	100.0%	$226,852	100.0%
Cost of Sales (1)	(210,397)	(82.4)%	(176,417)	(77.8)%
Gross Profit	45,034	17.6%	50,435	22.2%
Selling, General and Administrative Expenses (1)	(41,054)	(16.1)%	(39,083)	(17.2)%
Loss on Impairment of Goodwill	(5,644)	(2.2)%	—	—%
Operating (Loss) Income	(1,664)	(0.7)%	11,352	5.0%
Interest Expense	(868)	(0.3)%	(542)	(0.2)%
Other Income, Net	1,760	0.7%	1,264	0.6%
(Loss) Income Before Income Taxes	(772)	(0.3)%	12,074	5.3%
Income Tax Benefit (Expense)	1,195	0.5%	(1,651)	(0.7)%
Net Income	423	0.2%	10,423	4.6%
Net Loss Attributable to Noncontrolling Interest	(55)	—%	(87)	—%
Net Income Attributable to Oil-Dri	$478	0.2%	$10,510	4.6%

Net Income Per Share: Basic Common	$0.06		$1.52
Basic Class B Common	$0.05		$1.14
Diluted Common	$0.06		$1.49
Diluted Class B Common	$0.05		$1.11
Avg Shares Outstanding: Basic Common	5,042		5,144
Basic Class B Common	1,933		1,928
Diluted Common	5,153		5,256
Diluted Class B Common	1,963		1,969

(1) Subsequent to the issuance of our Annual Report on Form 10-K for the fiscal year ended July 31, 2020, we identified an immaterial error in our historical financial statements related to the classification of certain costs as selling, general and administrative expenses as it relates to the production of our inventory and should be classified as cost of sales. These costs generally relate to our annual discretionary bonus and 401(k) employer match for our manufacturing employees, employee salaries for individuals in our support functions that spend a portion of their time related to our manufacturing operations such as IT, and other costs mostly related to consultants and outside services. Since the error was not material to any prior period interim or annual financial statements, we have adjusted for these errors by revising our historical consolidated financial statements. See Note 1 of the unaudited Notes to the Condensed Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the nine months ended April 30, 2022 for further information about amounts included in this line item for the periods presented.

CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)
(unaudited)

		As of April 30,
		2022	2021
Current Assets
Cash and Cash Equivalents		$22,825	$30,318
Accounts Receivable, Net		43,287	39,088
Inventories		34,951	23,584
Prepaid Expenses and Other Assets		12,639	10,880
Total Current Assets		113,702	103,870
Property, Plant and Equipment, Net		102,230	91,198
Other Noncurrent Assets		25,520	34,566
Total Assets		$241,452	$229,634

Current Liabilities
Current Maturities of Notes Payable		$1,000	$1,000
Accounts Payable		10,099	6,912
Dividends Payable		1,845	1,795
Other Current Liabilities		28,463	26,202
Total Current Liabilities		41,407	35,909
Noncurrent Liabilities
Notes Payable		32,788	8,871
Other Noncurrent Liabilities		21,502	31,915
Total Noncurrent Liabilities		54,290	40,786
Stockholders' Equity		145,755	152,939
Total Liabilities and Stockholders' Equity		$241,452	$229,634

Book Value Per Share Outstanding		$20.90	$21.63

Acquisitions of:
Property, Plant and Equipment	Third Quarter	$5,438	$3,159
	Year To Date	$16,012	$10,757
Depreciation and Amortization Charges	Third Quarter	$3,261	$3,588
	Year To Date	$10,034	$10,653

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)
	For the Nine Months Ended
	April 30,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$423	$10,423
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and Amortization	10,034	10,653
Loss on Impairment of Goodwill	5,644	—
Increase in Accounts Receivable	(2,453)	(3,864)
(Increase) Decrease in Inventories	(11,456)	524
Increase (Decrease) in Accounts Payable	1,333	(4,227)
Increase (Decrease) in Accrued Expenses	1,120	(4,070)
Decrease in Pension and Postretirement Benefits	(924)	(656)
Other	1,739	(443)
Total Adjustments	5,037	(2,083)
Net Cash Provided by Operating Activities	5,460	8,340

CASH FLOWS FROM INVESTING ACTIVITIES
Capital Expenditures	(16,012)	(10,757)
Other	—	4
Net Cash Used in Investing Activities	(16,012)	(10,753)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from Issuance of Notes Payable	25,000	—
Principal Payments on Notes Payable	(114)	—
Dividends Paid	(5,573)	(5,399)
Purchases of Treasury Stock	(10,506)	(2,925)
Net Cash Provided by (Used In) Financing Activities	8,807	(8,324)

Effect of exchange rate changes on Cash and Cash Equivalents	(21)	165

Net Decrease in Cash and Cash Equivalents	(1,766)	(10,572)
Cash and Cash Equivalents, Beginning of Period	24,591	40,890
Cash and Cash Equivalents, End of Period	$22,825	$30,318

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in thousands)
(unaudited)
	Third Quarter		Year to Date
	Ended April 30,		Ended April 30,
	2022	2021	2022	2021
RETAIL AND WHOLESALE
GAAP: Segment Operating Loss	$(3,113)	$1,855	$(2,113)	$8,483
Goodwill Impairment Loss	$5,644	$—	$5,644	$—
Non-GAAP: Segment Operating Income excluding Goodwill Impairment	$2,531	$1,855	$3,531	$8,483